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                                                                      Exhibit 99


NEWS RELEASE               TRW Inc.                                          TRW
                           1900 Richmond Road
                           Cleveland, Ohio 44124

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For Immediate Release      Contact
                           Jay A. McCaffrey
                           216.291.7179


TRW DIVESTS DIESEL SYSTEMS BUSINESS;
REPORTS ON REDUCTION OF ACQUISITION-RELATED DEBT

CLEVELAND, November 23, 1999 -- TRW Inc. (NYSE: TRW) today announced that it has entered into an agreement for the sale of its Lucas Diesel Systems and associated aftermarket business to Delphi Automotive Systems. The transaction is valued at approximately $871 million US or (pound)538 million UK before tax, and is expected to be complete at, or near, the end of the year. During the transition, TRW and Delphi will work together to meet fully all customer requirements.

"The sale of this noncore business is part of TRW's overall strategy, after the acquisition earlier this year of LucasVarity, to reduce debt by $2.5 billion by the end of calendar year 2000," said Joseph T. Gorman, chairman and chief executive officer. "We are pleased with the sale of this business and, more broadly, the overall progress we are making in reducing our debt."

The sale of Lucas Diesel Systems represents a major step in achieving the asset sale portion of the overall debt-reduction plan. Total debt reduction from asset sales currently stands at approximately $1.1 billion, including net proceeds from the sale of Lucas Diesel Systems and net proceeds already realized from the sale of other businesses and nonrevenue-producing assets since the acquisition of LucasVarity.

The company also announced that it expects to generate additional net proceeds of approximately $200 million pursuant to agreements in principle for the sale of two businesses and the planned sale yet this year of additional nonrevenue-producing assets. In calendar year 2000, the company expects to raise from the sale of nonrevenue-producing assets sufficient net proceeds to enable total debt reduction to exceed $1.5 billion. In addition to proceeds from asset sales, TRW expects to generate approximately $1.0 billion from operating cash flow to achieve its total debt-reduction goal.

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TRW/2

Due to current market conditions and the ability to meet debt-reduction targets otherwise, TRW is no longer pursuing the disposition of its Engine Components business.

The Lucas Diesel Systems and associated aftermarket business, headquartered in Paris, France, has approximately 8,600 employees. The business had approximately $1.1 billion in sales in 1998.

Important factors that could cause TRW's actual results to differ materially from the forward-looking statements contained in this release include the ability to close the transactions described herein, and to realize cash from operations, which may be affected by a number of matters including the company's ability to achieve customer awards and funding, realize cost reductions, mitigate pricing pressure, and effectively implement the restructuring program and the integration of LucasVarity into the company. Additional factors can be found in Item 7, "Management's Discussion and Analysis--Forward-Looking Statements," in the company's most recent Quarterly Report on Form 10-Q. TRW undertakes no obligation to update any forward-looking statement.

TRW provides advanced-technology products and services for the global automotive, aerospace, and information systems markets. The company's news releases are available through TRW's corporate Web site, www.trw.com.


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